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                                                                   EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 12, 1997 with respect to the consolidated financial statements of Service Experts, Inc., the use of our report dated March 7, 1997, except for Note 9 as to which the date is April 1, 1997 with respect to the financial statements of The Residential Division of Piedmont Air Conditioning Company, the use of our report dated March 18, 1997 with respect to the financial statements of C. Iapaluccio Co., Inc., the use of our report dated February 20, 1997 with respect to the financial statements of Roland J. Down, Inc., the use of our report dated March 20, 1997, except for
Note 11 as to which the date is April 15, 1997 with respect to the combined financial statements of Claire's Air Conditioning and Refrigeration, Inc. and Claire & Sanders, Inc. in the Post-Effective Amendment No. 3 to the Registration Statement (Form S-4 No. 333-12319) and related Prospectus of Service Experts, Inc. related to $50,000,000 aggregate amount of shares of its $.01 par value common stock, warrants to purchase its common ("Common Stock Warrants") and the shares of its common stock issued thereunder upon the exercise of such Common Stock Warrants or debt securities ("Debt Securities"), and the shares of common stock issued thereunder upon the conversion thereof.


                                                      /s/ Ernst & Young LLP

Nashville, Tennessee
May 14, 1997